Exhibit 99.2

tel 949.852.9911	B. Riley & Company, Inc.
fax 949.852.0430	4675 MacArthur Blvd.
Suite 1500
Newport Beach, CA 92660
www.brileyco.com
Board of Directors of	Member NASD and SIPC
Valentis, Inc.
863A Mitten Rd.
Burlingame, California 94010

Dear Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 29, 2006, to the Board of Directors of Valentis, Inc. (the “Company”) regarding the proposed merger between the Company and Urigen N.A., Inc. in the Company’s Registration Statement on Form S-4 to which this consent is filed as an exhibit (the “Registration Statement”) and to the reference in the Registration Statement to our firm and to our opinion under the headings “Questions and Answers About the Merger,” “Summary—Opinion of Valentis’ Financial Advisor,” “The Merger—Background of the Merger,” and “The Merger—Fairness Opinion of B. Riley for Valentis.” In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Newport Beach, CA
February 1, 2007